Exhibit 5.1

[EDWARDS ANGELL PALMER & DODGE LLP LETTERHEAD]

December 8, 2005

Beacon Power Corporation

234 Ballardvale Street

Wilmington, Massachusetts 01887

Re:	Registration of 5,585,714 Shares of Common Stock Issuable to
Perseus 2000 Expansion, L.L.C. and Perseus Capital, L.L.C.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about December 8, 2005 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 5,585,714 shares of your common stock, par value $0.01 per share (collectively, the "Shares"). We understand that the Shares are to be sold by the selling stockholders to the public from time to time as described in the Registration Statement.

We have examined all instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and subject to the limitations and qualifications of this opinion, we are of the opinion that, following effectiveness of the Registration Statement and payment for and delivery of the Shares in accordance with that certain Investment Agreement dated as of April 22, 2005 by and among you, Perseus Capital, L.L.C. and Perseus 2000 Expansion, L.L.C., the Shares, if sold by the selling stockholders in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We are opining herein as to the effect on the subject transaction only of the present federal laws of the United States and the present Delaware General Corporation Law. We express no opinion as to the laws of any other jurisdiction and no opinion regarding statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this form under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

EDWARDS ANGELL PALMER & DODGE LLP,

a Massachusetts limited liability partnership

By:	__/s/ Albert L. Sokol________________

Albert L. Sokol, Partner